PILGRIM'S PRIDE CORPORATION
                            110 SOUTH TEXAS STREET
                            PITTSBURG, TEXAS 75686

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD WEDNESDAY, JANUARY 29, 2003

      The Annual Meeting of Stockholders of Pilgrim's Pride Corporation (the "Company") will be held at the Company's headquarters building, 110 South Texas Street, Pittsburg, Texas, on Wednesday, January 29, 2003, at 11:00 a.m., local time, to consider the following matters:

     1. The election of ten Directors for the ensuing year;

     2. The appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 27, 2003; and

     3. To transact such other business as may be properly brought before the meeting or any adjournment. No other matters are expected to be voted on at the meeting.

      The Board of Directors has fixed the close of business on December 5, 2002, as the record date for determining stockholders of record entitled to notice of, and to vote at, the meeting.

                                                 /s/ Richard A. Cogdill

                                RICHARD A. COGDILL
Pittsburg, TexasExecutive Vice President, Chief Financial Officer,
January 6, 2003              Secretary and Treasurer



                            YOUR VOTE IS IMPORTANT!
                PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

                          PILGRIM'S PRIDE CORPORATION
                            110 SOUTH TEXAS STREET
                            PITTSBURG, TEXAS 75686


PROXY STATEMENT

                              GENERAL INFORMATION

      The Board of Directors of Pilgrim's Pride Corporation (the "Company") solicits stockholders' proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on Wednesday, January 29, 2003, at 11:00 a.m., local time, at the Company's headquarters at 110 South Texas Street, Pittsburg, Texas and at any adjournments thereof (the "Meeting"). This Proxy Statement, the accompanying proxy card and the Company's 2002 Annual Report to Stockholders are being mailed, beginning on or about January 6, 2003, to all stockholders entitled to receive notice of, and to vote at, the Meeting.

      The principal executive offices of the Company are located at 110 South Texas Street, Pittsburg, Texas 75686. Any writing required to be sent to the Company should be mailed to this address.

OUTSTANDING VOTING SECURITIES

      Each stockholder of record at the close of business on December 5, 2002 (the "Record Date"), will be entitled to one vote for each share of the Company's Class A common stock, $.01 par value per share, and twenty votes for each share of the Company's Class B common stock, $.01 par value per share, held on the Record Date. The accompanying proxy card indicates the number of shares to be voted. On December 5, 2002, there were 13,523,429 shares of the Company's Class A common stock issued and outstanding and there were 27,589,250 shares of the Company's Class B common stock issued and outstanding. For all proposals at the Meeting, the votes of holders of Class A common stock and Class B common stock will be counted together as a single class.

VOTING OF PROXIES

      Because many of the Company's stockholders are unable to attend the Meeting, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the Meeting. Each stockholder is urged to:

      (1)   read carefully the material in this Proxy Statement;

      (2) specify his or her voting instructions on each item by marking the appropriate boxes on the accompanying proxy card; and

      (3) sign, date and return the proxy card in the enclosed, postage prepaid envelope.

      The  accompanying  proxy  card  provides  a space, with  respect  to  the election of Directors, for a stockholder to withhold voting for any or all nominees for the Board of Directors, but does not permit a stockholder to vote for any nominee not named on the proxy card. The card also allows a stockholder to abstain from voting on any other item if the stockholder chooses to do so.

      When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder's directions by the persons named on the proxy card as proxies of the stockholder. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted for the election of the ten nominees for Directors named on the accompanying proxy card and for the appointment of Ernst & Young LLP as the Company's independent auditors.

      Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the Meeting, even if not described in this Proxy Statement. If any of the nominees for Director named below should be unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any item of business not set forth in this Proxy Statement will come before the Meeting or that any of the nominees for Director will be unavailable for election.

      The proxy does not affect a stockholder's right to vote in person at the Meeting. If a stockholder executes a proxy, he or she may revoke it at any time before it is voted by submitting a new proxy card, or by communicating his or her revocation in writing to the Secretary of the Company, or by voting by ballot at the Meeting.

VOTES REQUIRED

      The holders of at least a majority of the combined voting power of the Company's Class A common stock and Class B common stock outstanding on the Record Date must be present in person or by proxy at the Meeting for the Meeting to be held. Abstentions and broker non-votes are counted in determining whether at least a majority of the voting power of the Company's Class A common stock and Class B common stock outstanding on the Record Date are present at the Meeting.

      Directors  will  be elected by a plurality  of  the  votes  cast  at  the
Meeting. The affirmative vote of a majority of the voting power of the Company's Class A common stock and Class B common stock represented and entitled to vote at the Meeting is required for the appointment of the Company's independent auditors and approval of any other item of business to be voted upon at the Meeting. Abstentions from voting on any matter will be included in the voting tally. Abstentions will have no effect on the election of Directors. Abstentions will have the same effect as votes against the proposal to appoint the Company's independent auditors. Broker non-votes are shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Broker non-votes will have no effect on the election of Directors or the proposal to appoint the Company's independent auditors. Lonnie "Bo" Pilgrim owned or controlled 8,349,170 shares (61.7%) of the Company's Class A common stock and 16,773,908 shares (60.8%) of the Company's Class B common stock on the Record Date, or 60.8% of the combined voting power of both classes of stock, and thus will be able to elect all of the nominees for Directors and approve Ernst & Young LLP as independent auditors for the Company.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      The Company's Amended and Restated Corporate Bylaws state that a stockholder must give the Secretary of the Company written notice, at the Company's principal executive offices, of its intent to present a proposal at the Company's 2004 Annual Meeting of Stockholders by October 1, 2003, but not before May 5, 2003. Additionally, in order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be considered by the Company for inclusion in the Company's proxy materials for the 2004 Annual Meeting of Stockholders, they must be received by the Secretary of the Company at the Company's executive offices no later than the close of business on September 8, 2003.

COST OF PROXY SOLICITATION

      The Company will bear the cost of the Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing the proxy material. In addition to solicitation by mail, Directors, officers and other employees of the Company may solicit proxies by telephone or otherwise. They will not be specifically compensated for such services. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company's Class A common stock and Class B common stock and to secure their voting instructions, if necessary. The Company will reimburse them for the expenses in so doing.

BOARD OF DIRECTORS

      The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers and by reviewing analyses and reports sent to them each month, as well as by participating in Board and committee meetings.

BOARD COMMITTEES

      To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit and Compensation Committees. The Board of Directors does not maintain a Nominating Committee. The members of the Audit Committee are Charles L. Black, S. Key Coker, Vance C. Miller, Sr., James G. Vetter, Jr. and Donald L. Wass, Ph.D. The members of the Compensation Committee are Lonnie "Bo" Pilgrim, Vance C. Miller, Sr., Lonnie Ken Pilgrim, James G. Vetter, Jr., and Charles L. Black. The Compensation Committee also has a subcommittee made up of Charles L. Black and Vance C. Miller, Sr. Each Committee meets to examine various facets of the Company's operations and take appropriate action or make recommendations to the Board of Directors.

      The Audit Committee's responsibilities include making recommendations to the Board of Directors regarding the selection of independent public accountants, reviewing the plan and results of the audit performed by the public accountants of the Company and the adequacy of the Company's systems of internal accounting controls, and monitoring compliance with the Company's conflicts of interest and business ethics policies. The Compensation Committee reviews the Company's remuneration policies and practices and establishes the salaries of the Company's officers. The Compensation Committees' subcommittee is responsible for administering certain aspects of the Senior Executive Performance Bonus Plan dealing with compensation for designated Section 162(m) participants, currently Mr. Lonnie "Bo" Pilgrim and Mr. David Van Hoose.

MEETINGS

      During the Company's fiscal year ended September 28, 2002, there were six meetings of the Board of Directors, three meetings of the Audit Committee, one meeting of the Compensation Committee and one meeting of the Compensation Subcommittee. During fiscal 2002, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served.

                             ELECTION OF DIRECTORS

      At the Meeting, ten Directors are to be elected, each to hold office for one year or until his successor is duly elected and qualified. With the exception of O.B. Goolsby, Jr., all Director nominees are currently Directors of the Company. Unless otherwise specified on the proxy card, the shares represented by the enclosed proxy will be voted for the election of the ten nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors.

                             NOMINEES FOR DIRECTOR

      LONNIE "BO" PILGRIM, 74, has served as Chairman of the Board since the organization of the Company in July 1968. He was previously Chief Executive Officer from July 1968 to June 1998. Prior to the incorporation of the Company, Mr. Pilgrim was a partner in the Company's predecessor partnership business founded in 1946. On November 11, 2002, the Company announced the retirement of David Van Hoose as Chief Executive Officer of the Company effective March 29, 2003. During the transition and until a replacement Chief Executive Officer is appointed, certain of Mr. Van Hoose's duties have been assumed by Mr. Pilgrim.

      CLIFFORD E. BUTLER, 60, serves as Vice Chairman of the Board. He joined the Company as Controller and Director in 1969, was named Senior Vice President of Finance in 1973, became Chief Financial Officer and Vice Chairman of the Board in July 1983, became Executive President in January 1997 and served in such capacity through July 1998.

      O.B. GOOLSBY, JR., 55, serves as President and Chief Operating Officer of the Company. Prior to being named as President and Chief Operating Officer in November 2002, Mr. Goolsby served as Executive Vice President, Prepared Foods Complexes from June 1998 to November 2002. He was previously Senior Vice President, Prepared Foods Operations from August 1992 to June 1998 and Vice President, Prepared Foods Operations from April 1986 to August 1992 and was previously employed by the Company from November 1969 to January 1981.

      RICHARD A. COGDILL, 42, has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer (the Company's Principal Financial and Accounting Officer) since January 1997. He became a Director in September 1998. Previously, he served as Senior Vice President, Corporate Controller, from August 1992 through December 1996 and as Vice President, Corporate Controller, from October 1991 through August 1992. Prior to October 1991, he was a Senior Manager with Ernst & Young LLP. He is a Certified Public Accountant.

      LONNIE KEN PILGRIM, 44, has been employed by the Company since 1977 and has been Senior Vice President, Transportation since August 1997. Prior to that he served the Company as its Vice President, Director of Transportation. He has been a member of the Board of Directors since March 1985. He is a son of Lonnie "Bo" Pilgrim.

      CHARLES L. BLACK, 73, was Senior Vice President, Branch President of NationsBank, Mt. Pleasant, Texas, from December 1981 to his retirement in February 1995. He previously was a Director of the Company from 1968 to August 1992 and has served as a Director since his re-election in February 1995.

      S. KEY COKER, 45, has served as Executive Vice President of Compass Bank since October 2000, a $20 billion dollar bank with offices throughout the southern United States. Previously, he served as Senior Vice President of Compass Bank from June 1995 through September 2000 and had been employed by Compass Bank since 1992. He is a career banker with 21 years of experience in banking. He was appointed a Director in September 2000, following the resignation of Robert Hilgenfeld on August 2, 2000.

      VANCE C. MILLER, SR., 68, was elected a Director in September 1986. Mr. Miller has been Chairman of Vance C. Miller Interests, a real estate development company formed in 1977, and has served as the Chairman of the Board and Chief Executive Officer of Henry S. Miller Cos., a Dallas, Texas, real estate services firm, since 1991. Mr. Miller also serves as a director of Resurgence Properties, Inc.

      JAMES G. VETTER, JR., 68, has practiced law in Dallas, Texas, since 1966. He is a shareholder of the Dallas law firm of Godwin Gruber, P.C. (formerly Godwin White Gruber, P.C.), and has served as general counsel and a Director since 1981. Mr. Vetter is a Board Certified-Tax Law Specialist and serves as a lecturer and author in tax matters.

      DONALD L. WASS, PH.D., 70, was elected a Director of the Company in May 1987. He has been President of the William Oncken Company of Texas, a time management consulting company, since 1970.

                         REPORT OF THE AUDIT COMMITTEE

      Pursuant to the Audit Charter attached to the Company's proxy statement within the last three years, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditor's independence from management and the Company, and has received from the independent auditors the written disclosures required by the Independence Standards Board.

      The committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2002 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

      The members of the Audit committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

Audit Committee
James G. Vetter, Jr.
Charles L. Black
Vance C. Miller, Sr.
Donald L. Wass, Ph.D.
S. Key Coker

                                  AUDIT FEES

AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND ALL OTHER FEES

      AUDIT FEES. Aggregate fees billed to the Company for the last annual audit were $573,586.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. In fiscal 2002, there were no financial information systems design and implementation fees.

      ALL OTHER FEES. All other fees billed to the Company by its auditors were $957,283, including audit related services of $738,626 and nonaudit services of $218,657. Audit related services generally include fees for statutory audits, information systems audits, internal audit services, business acquisitions and accounting consultations. Nonaudit services generally include fees for tax compliance, federal and international tax consulting, state and local tax consulting and services related to the Company's operations in Mexico. The Audit Committee has determined that the provision of services related to the other fees were compatible with maintaining the outside auditor's independence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2002, the members of the Company's Compensation Committee were Lonnie "Bo" Pilgrim, Chairman of the Board of the Company, Vance C. Miller, Sr., Lonnie Ken Pilgrim, Senior Vice President, Transportation of the Company, James G. Vetter, Jr., and Charles L. Black.

      The Company has been and continues to be a party to certain transactions with Lonnie "Bo" Pilgrim and a law firm affiliated with James G. Vetter, Jr. These transactions, along with all other transactions between the Company and affiliated persons, require the prior approval of the Audit Committee of the Board of Directors.

      At certain times during the year, Lonnie "Bo" Pilgrim purchases from the Company live chickens and hens, feed inventory and veterinary and technical services during the grow-out process and then contracts with the Company to resell the birds at maturity. Chicks, feed and services are purchased from the Company for their fair market value, and the Company purchases the mature chickens from Mr. Pilgrim at a market-based formula price subject to a ceiling price calculated at Mr. Pilgrim's cost plus two percent. Additionally, the Company processes the payroll for certain employees of Mr. Pilgrim and Pilgrim Poultry G.P. ("PPGP"). Prior to the termination of this arrangement in response to the enactment of the Sarbanes-Oxley Act of 2002, the Company invoiced Mr. Pilgrim for the costs of these payroll services on a weekly basis and Mr. Pilgrim reimbursed the Company. During fiscal year 2002, the Company paid Mr. Pilgrim, doing business as PPGP, $44,429,000 for chickens produced in his grow-out operations, and PPGP paid the Company $44,857,000 for chicks, feed and services, including the payroll services described above. Lonnie "Bo" Pilgrim is the sole proprietor of PPGP.

      PPGP also rents facilities to the Company for the production of eggs. On December 29, 2000, the Company entered into an agreement with PPGP to rent its egg production facilities for a monthly amount of $62,500. During fiscal year 2002, the Company paid rental on the facilities of $750,000 to PPGP. Prior to December 29, 2000, the Company had contracted with PPGP to use the egg production facilities to house and care for Company flocks and paid egg grower fees based on actual production. Management of the Company believes that the terms of this agreement with PPGP are substantially similar to, and contain terms not less favorable to the Company than, agreements obtainable from unaffiliated parties.

      The Company also maintains depository accounts with a financial institution of which Lonnie "Bo" Pilgrim is a major stockholder. Fees paid to this bank in fiscal 2002 are insignificant, and as of September 28, 2002, the Company had bank balances at this financial institution of approximately $3.5 million.

      Since 1985, the Company has leased an airplane from Lonnie "Bo" Pilgrim under a lease agreement which provides for monthly lease payments of $33,000 plus operating expenses, which terms management of the Company believes to be substantially similar to those obtainable from unaffiliated parties. During fiscal 2002 the Company had lease expenses of $396,000 and operating expenses of $212,500 associated with the use of this airplane.

      Historically, much of the Company's debt has been guaranteed by the major stockholders of the Company. In consideration of such guarantees, the Company has paid such stockholders a quarterly fee equal to .25% of the average aggregate outstanding balance of such guaranteed debt. During fiscal 2002, the Company accrued $2,615,000 for such guarantees and paid $2,968,000 to Pilgrim Interests, Ltd.

      During fiscal 2002, certain members of the family of Lonnie "Bo" Pilgrim were employed by the Company, including his son, Lonnie Ken Pilgrim, a Director and the Senior Vice President, Transportation of the Company, his son, Pat Pilgrim, Vice President Special Projects of the Company, and his son-in-law, Chester Owens, Vice President Supply Chain of the Company, who received total compensation in fiscal 2002 of $254,749, $240,528 and $261,952, respectively. In January 2002, Lonnie Ken Pilgrim, Pat Pilgrim and Chester Owens received salary advances of $35,569, $35,723 and $34,828, respectively, which were to be repaid in 51 equal weekly installments and bear interest at 2.69% per annum. As of January 6, 2002, all of the salary advances had been repaid.

      Godwin Gruber, P.C., represents the Company in connection with a variety of legal matters. James G. Vetter, Jr., is a Director of the Company and is a shareholder of Godwin Gruber, P.C. During fiscal year 2002, the Company paid Godwin Gruber, P.C., legal fees of $111,900 in connection with such matters.

                            EXECUTIVE COMPENSATION

      The following table sets forth a summary of compensation paid to the Company's Chief Executive Officer and its four other most highly compensated executive officers. See "Nominees for Director - Compensation Committee Interlocks and Insider Participation" above and "Certain Transactions" below for a discussion of transactions with the Company's Directors and executive officers.

                          SUMMARY COMPENSATION TABLE

                                           Annual Compensation

                                                       Other           All
                            Fiscal                    Annual          Other
Name and Principal Position  Year   Salary   Bonus  Compensation  Compensation(1)

Lonnie "Bo" Pilgrim..........2002 $1,071,200 $476,841   $119,913        $70,126
 Chairman of the Board       2001  1,071,200  566,942     24,081         12,066
                             2000  1,070,600  532,921     30,057         10,096

David Van Hoose..............2002    551,359       --     27,843         16,114
 Chief Executive Officer(2)  2001    535,300  465,796     13,381         11,500
                             2000    517,923  404,231     12,947          7,659

Clifford E. Butler...........2002    388,868  111,133     12,661          2,763
 Vice Chairman of the Board  2001    388,868  111,133      9,720          2,061
                             2000    388,870  120,492     10,015          2,053

Richard A. Cogdill...........2002    318,092  300,000      9,027          1,669
 Executive Vice President,   2001    308,828  300,000      7,720          1,357
 Chief Financial Officer,    2000    285,441  248,673      7,496          1,262
 Secretary and Treasurer

O. B. Goolsby, Jr............2002   222,664  115,062       6,286          4,128
 President and Chief         2001   216,179  135,610       5,404          2,239
 Operating Officer(3)        2000   209,530  100,000       5,238          1,856


(1)   Includes the following items of compensation:

  a. Company's contributions to the named individual under its 401(k) Salary Deferral Plan in the following amounts: Lonnie "Bo" Pilgrim, $52 (2002, 2001 & 2000); David Van Hoose, $312 (2002), $312 (2001), $312 (2000);
      Clifford  E.  Butler,  $312 (2002), $312 (2001), $312 (2000); Richard  A.
      Cogdill, $312 (2002), $312  (2001),  $312  (2000); and O.B. Goolsby, Jr.,
      $312 (2002), $312 (2001), $312 (2000).

  b. Section 79 income to the named individual due to group term life insurance in excess of $50,000 in the following amounts: Lonnie "Bo" Pilgrim, $70,074 (2002), $12,014 (2001), $10,044 (2000); David Van Hoose,
      $15,802 (2002), $11,187 (2001), $7,347 (2000); Clifford E. Butler, $2,451
      (2002), $1,749 (2001), $1,741 (2000); Richard A. Cogdill, $1,357  (2002),
      $1,045  (2001), $950 (2000); and O.B. Goolsby, Jr., $3,816 (2002), $1,927
      (2001), $1,544 (2000).

(2) On November 11, 2002, the Company announced that Mr. Van Hoose would retire as Chief Executive Officer of the Company effective March 29, 2003. In connection with his retirement, Mr. Van Hoose entered into a Retirement Agreement with the Company. Under the terms of the Retirement Agreement, Mr. Van Hoose will continue to receive his current salary and benefits until March 29, 2003 and received a lump sum payment of $1,300,000; however, he will not receive any further bonus or incentive compensation. If Mr. Van Hoose timely requests, the Company must purchase his residence and/or farm for $625,000 and $1,200,000, respectively.

(3) O.B. Goolsby, Jr., was appointed President and Chief Operating Officer in November 2002.

DIRECTORS' FEES

      The Company pays its Directors who are not employees of the Company $5,000 per meeting attended in person, plus expenses, and Directors who are not employees of the Company also receive $2,500 and $1,250 per telephonic meeting that they participate in that lasts at least 45 minutes or less than 45 minutes, respectively.

                       REPORT OF COMPENSATION COMMITTEE

      The  Compensation  Committee  establishes  executive   compensation   and
oversees the administration of the bonus plan for key members of management and the Company's employee benefit plans.

      The following is a report submitted by the Compensation Committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the named executive officers for fiscal 2002.

PERFORMANCE MEASURES

      The Compensation Committee's establishment of annual executive compensation is a subjective process in which the Committee considers many factors, including the Company's performance as measured by earnings for the year, each executive's specific responsibilities, the contribution to the Company's profitability by each executive's specific areas of responsibility, the level of compensation believed necessary to motivate and retain qualified executives and the executive's length of time with the Company.

FISCAL COMPENSATION

      For fiscal 2002, the Company's executive compensation program consisted of (a) base salary, (b) a discretionary bonus based upon the factors described above, (c) the bonus plan described below, (d) Company contributions to the Company's 401(k) salary deferral plan which are made up of mandatory contributions of one dollar per week and matching contributions of up to five dollars per week and additional matching contributions of up to four percent of an executive's compensation subject to an overall Company contribution limit of five percent of domestic income before taxes and (e) Company contributions to the Employee Stock Investment Plan in an amount equal to 33 1/3% of the officers' payroll deduction for purchases of the Company's common stock under the plan, which deductions are limited to 7 1/2% of the officer's base salary, overtime pay and bonuses.

      In establishing the fiscal 2002 compensation for Lonnie "Bo" Pilgrim, the Company's Chairman of the Board, the Compensation Committee did not adjust Mr. Pilgrim's annual base salary from $1,071,200. Mr. Pilgrim's bonus for fiscal 2002 consisted of a discretionary bonus of $476,841. This discretionary bonus was made in response to the Compensation Committee's subjective assessment of Mr. Pilgrim's contribution to the Company's performance in fiscal 2002.

      In establishing the fiscal 2002 compensation for David Van Hoose, the Company's Chief Executive Officer, the Compensation Committee adjusted Mr. Van Hoose's annual base salary from $535,300 to $551,359 to reflect changes in the cost of living. Mr. Van Hoose did not receive a bonus with respect to fiscal 2002, although, in connection with his retirement effective March 29, 2003, Mr. Van Hoose entered into a Retirement Agreement with the Company which provides for certain payments to be made to him as disclosed in the Summary Compensation Table above.

      The Company's objective is to obtain financial performance that achieves increased return on equity, sales volume, earnings per share and net income. The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests.

      The Company's Senior Executive Performance Bonus Plan (the "Plan") provides for five percent of the Company's U.S. income before income taxes to be allocated among certain key members of management. Such amount is allocated among all plan participants based upon the ratio of each participant's eligible salary to the aggregate salaries of all participants and the number of months of the fiscal year the participant was approved for participation. The Plan also provides for a Subcommittee to administer the plan provisions dealing with certain designated Section 162(m) participants, currently Mr. Lonnie "Bo" Pilgrim and Mr. David Van Hoose. The Compensation Committee retains the right, in its sole discretion, to reduce, increase or eliminate, prior to payment thereof, the amount of any bonus that would otherwise be due under the Plan to non-Section 162(m) participants, and the Compensation Subcommittee retains these same rights, except for the right to increase bonus amounts, for designated Section 162(m) participants. Participants may generally be added or removed from the plan at the discretion of the Compensation Committee. Participants must continue to be employed by the Company on January 1 following the end of a fiscal year in order to be paid a bonus with respect to that year. Bonuses are typically paid during the January following the fiscal year with respect to which the bonus has been granted.

      Due a great extent to the March 2002 avian influenza outbreak in the Company's Eastern Division, no bonuses were payable under the Plan with respect to fiscal 2002. However, because bonuses under the Plan have traditionally been such a large component of total compensation and the Compensation Committee's belief that many of the factors resulting in no bonuses being payable under the Plan were outside of the control of Plan participants, the Compensation Committee believed it was appropriate to pay discretionary bonuses to its executive officers. In establishing these discretionary bonuses, the Compensation Committee generally looked to the bonuses that would have been payable under the Plan if the results of the Company's Eastern Division were excluded. The bonuses will be paid in January 2003.


Compensation Committee

Lonnie "Bo" Pilgrim
Charles L. Black
Vance C. Miller, Sr.
Lonnie Ken Pilgrim
James G. Vetter, Jr.

Compensation Subcommittee
Charles L. Black
Vance C. Miller, Sr.

                              COMPANY PERFORMANCE

      The following graph shows a five-year comparison of cumulative total returns for the Company, the Russell 2000 composite index and a peer group selected by the Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG THE COMPANY, THE RUSSELL 2000 INDEX AND A PEER GROUP

                                              Cumulative Total Return*
                            --------------------------------------------------

                     9/27/97   9/26/98   10/02/99   9/30/00   9/29/01   9/28/02
PILGRIM'S PRIDE CORPORATION-
     CLASS A(1)            -       100         38        36        67        50

PILGRIM'S PRIDE CORPORATION-
     CLASS B(1)          100       125         56        45        92        62

PEER GROUP               100       112         65        47        92        76

RUSSELL 2000             100        91        106       133       104        95

-----------------------------------


* $100 invested on 9/27/97 in stock or index including reinvestment of dividends.

      (1) On July 30, 1999, the Company issued a stock dividend of one share of Class A common stock for every two shares of Class B common stock held to stockholders of record on June 30, 1999. This was the first issuance of the Company's Class A common stock. The above results for the Company's Class B common stock were adjusted for the Class A common stock dividend. The Company's Class A common stock was not outstanding at the beginning of fiscal 1999 and is presented on a separate line of the graph.

      The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 composite index and the peer group is based on the stock price or composite index at the end of fiscal 1997.

      The above graph compares the performance of the Company with that of the Russell 2000 composite index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are Sanderson Farms, Inc., Cagle's, Inc., and the Company. These companies were selected because of their similar operations and market capitalizations relative to the Company and were approved by the Compensation Committee.

                             CERTAIN TRANSACTIONS

      The Company has entered into chicken grower contracts involving farms owned by certain of its officers, providing the placement of Company-owned flocks on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts entered into by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amounts paid by the Company to its officers and Directors under these grower contracts during fiscal 2002 were as follows: David Van Hoose, $499,000, Clifford E. Butler, $335,911 and O.B. Goolsby, Jr., $199,497.

      The Company also employs certain family members of certain of its executive officers, including Clifford E. Butler's son, Shane Butler, Vice President Prepared Foods, Mt. Pleasant and Dallas, Texas of the Company, who was paid total compensation of $99,210 in fiscal 2002, and the other individuals described under "Compensation Committee Interlocks and Insider Participation." In January 2002, David Van Hoose, Richard Cogdill, Clifford E. Butler and O.B. Goolsby, Jr., Directors and executive officers of the Company, received salary advances of $140,418, $62,462, $9,441 and $41,839, respectively, which were to be repaid in 51 equal weekly installments and bear interest at 2.69% per annum. As of January 6, 2003, all of the salary advances had been repaid. See "Nominees for Director -- Compensation Committee Interlocks and Insider Participation," which is incorporated herein by reference, for a discussion of the Company's transactions with Lonnie "Bo" Pilgrim and James G. Vetter, Jr.

                              SECURITY OWNERSHIP

      The following table sets forth, as of December 15, 2002 (except as otherwise noted), certain information with respect to the beneficial ownership of the Company's Class A common stock and Class B common stock by (a) each stockholder beneficially owning more than 5% of the Company's outstanding Class A common stock or Class B common stock; (b) each Director and Director nominee of the Company who is a stockholder of the Company; (c) each of the executive officers listed in the executive compensation table who is a stockholder of the Company; and (d) all executive officers and Directors of the Company as a group.

                           Amount and                  Amount and
                            Nature of   Percent        Nature of      Percent
                           Beneficial     of           Beneficial       of
                          Ownership of  Class A       Ownership of    Class B
                             Class A                     Class B
                         Common Stock Common Stock   Common Stock   Common Stock
   Name of Beneficial Owner
Pilgrim Interests, Ltd      7,200,474   53.2%          14,395,385          52.2%
 110 South Texas Street
 Pittsburg, Texas 75686

Lonnie "Bo" Pilgrim(a)(b)   8,349,170   61.8%          16,773,908          60.8%
 110 South Texas Street
 Pittsburg, Texas 75686

Lonnie Ken Pilgrim(a)(b)(c) 7,503,102   55.5%          14,951,410          54.2%
 110 South Texas Street
 Pittsburg, Texas 75686

Dimensional Fund
 Advisors Inc.(d)            499,800     3.7%           2,095,400           7.6%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California  90401
Clifford E. Butler (b)        68,358      (e)              36,260            (e)
O.B. Goolsby, Jr.              3,784      (e)              12,101            (e)
Richard A. Cogdill (b)        26,067      (e)               9,272            (e)
David Van Hoose (b)           36,759      (e)              27,720            (e)
James G. Vetter, Jr.             975      (e)               2,450            (e)
Charles L. Black                 500      (e)                  --            --
Donald L. Wass, Ph.D.            150      (e)                 300            (e)
All executive officers and
 Directors                 8,730,787    64.6%          17,297,263          62.7%

___________________
(a) Includes 7,200,474 shares of Class A common stock and 14,395,385 shares of Class B common stock held of record by Pilgrim Interests, Ltd., a partnership formed by Mr. Pilgrim's family of which Lonnie A. Pilgrim and Lonnie Ken Pilgrim are managing partners. Also includes 30,193 shares of Class A common stock and 60,387 shares of Class B common stock held of record by Pilgrim Family Trust I, an irrevocable trust dated June 16, 1987, for the benefit of Lonnie "Bo" Pilgrim's surviving spouse and children, of which Lonnie Ken Pilgrim and Patty R. Pilgrim, Lonnie "Bo" Pilgrim's wife, are co-trustees, and 30,193 shares of Class A common stock and 60,386 shares of Class B common stock held of record by Pilgrim Family Trust II, an irrevocable trust dated December 23, 1987, for the benefit of Lonnie "Bo" Pilgrim and his children, of which Lonnie "Bo" Pilgrim and Lonnie Ken Pilgrim are co-trustees. Each of Lonnie A. Pilgrim and Lonnie Ken Pilgrim disclaim beneficial ownership of the Company's Class A common stock and Class B common stock held by Pilgrim Interests, Ltd., except to the extent of their respective pecuniary interest therein.

(b)   Includes shares held in trust by the Company's 401(k) Salary Deferral
      Plan.

(a) Includes 7,232 shares of Class A common stock and 6,465 shares of Class B common stock held by his wife. Also includes 20,674 shares of Class A common stock and 25,350 shares of Class B common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.

(b) Based on information provided to the Company as of December 26, 2002, from Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, an
      investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the Company's Class A common stock and Class B common stock listed above that are owned by the Funds. All such shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(c)   Less than 1%.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of the Company's Class A common stock and Class B common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, Directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on its review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, Directors and greater than ten-percent stockholders for fiscal 2002 were complied with.

                 ITEM 2.  APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors recommends the appointment of Ernst & Young LLP as the Company's independent auditors for the 2003 fiscal year. This firm of certified public accountants has served as independent auditors of the Company pursuant to annual appointment by the Board of Directors since 1969 except for 1982 and 1983.

      Representatives  of  Ernst  &  Young  are  expected  to be present at the
Meeting and to be available to respond to appropriate questions.   They will be
given the opportunity to make a statement if they wish to do so.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2003.

FINANCIAL STATEMENTS AVAILABLE

      FINANCIAL STATEMENTS FOR THE COMPANY ARE INCLUDED IN THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR 2002. ADDITIONAL COPIES OF THESE STATEMENTS, AS WELL AS FINANCIAL STATEMENTS FOR PRIOR YEARS AND THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, MAY BE OBTAINED UPON WRITTEN REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY, 110 SOUTH TEXAS STREET, PITTSBURG, TEXAS 75686. FINANCIAL STATEMENTS ARE ALSO ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, AND THE NEW YORK STOCK EXCHANGE.

                                OTHER BUSINESS

      The Board of Directors is not aware of, and it is not anticipated that there will be presented to the Meeting, any business other than the election of the Directors and the proposal to appoint Ernst & Young independent auditors described above. If other matters properly come before the Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

      Please date, sign and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.

                       By order of the Board of Directors,

                              /s/ Richard A. Cogdill
                                RICHARD A. COGDILL
Pittsburg, TexasExecutive Vice President, Chief Financial Officer,
January 6, 2003              Secretary and Treasurer

ANNUAL MEETING PROXY CARD

The Board of Directors Recommends a Vote "FOR"
 the listed nominees.Use a black pen.  Mark with an X
                                       inside the grey areas as
                                       shown in this example.




A.  ELECTION OF DIRECTORS A
01 - Lonnie "Bo" Pilgrim02 - Clifford E. Butler
03 - O. B. Goolsby, Jr.04 - Richard A. Cogdill
05 - Lonnie Ken Pilgrim06 - James G. Vetter, Jr.
07 - S. Key Coker 08 - Vance C. Miller, Sr.
09 - Donald L. Wass, Ph.D.10 - Charles L. Black

                                    *(Except nominee(s) written above)
                                    (INSTRUCTION: To withhold authority to vote for any individual nominees(s), mark the "For All Except" box and write the name(s) on the space provided above.)


B ISSUES B
The Board of Directors Recommends a Vote "FOR" the following proposals.
                                     FOR      AGAINST     ABSTAIN

2. The appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending September 27, 2003.

3. In their discretion such other business as may properly come before the Annual Meeting.

C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED. C
UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL OF MANAGEMENT'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSAL B ABOVE. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please date this proxy and sign your name exactly as it appears hereon. Persons signing in a representative capacity should indicate their capacity. A proxy for shares held in joint ownership should be signed by each owner.

Signature 1 - Please keep signature within the box.   Signature 2 - Please keep
signature within the box.  Date (mm/dd/yyyy)

PROXY - PILGRIM'S PRIDE CORPORATION

110 SOUTH TEXAS STREET
PITTSBURG, TEXAS 75686

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Lonnie "Bo" Pilgrim and Clifford E. Butler, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and to vote, as designated below, all the shares of Class A common stock and Class B common stock of Pilgrim's Pride Corporation held of record by the undersigned on December 5, 2002, at the Annual Meeting of Stockholders to be held on Wednesday, January 29, 2003, or any adjournment thereof.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be signed on reverse side.)